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                                                                    EXHIBIT 99.1


[ROLLS-ROYCE LOGO]






                                                                 October 1, 1999


ROLLS-ROYCE COMPLETES PURCHASE OF ROTATING
PRODUCTS BUSINESS FROM COOPER CAMERON

Rolls-Royce plc, the civil aerospace, defence, marine and energy group, has completed the purchase of the rotating products interests of Cooper Energy Services (CES), part of Cooper Cameron Corporation (NYSE:CAM), following formal regulatory approval.

Rolls-Royce announced the acquisition, for $180 million, in August. The business, based in Mount Vernon, Ohio, will now be named Rolls-Royce Energy Systems Inc. The purchase also gives Rolls-Royce 100 per cent ownership of the joint venture company, Cooper Rolls.

The acquisition is expected to enhance the earnings of Rolls-Royce in the first full year of operation. It is consistent with the company's strategy to grow its global energy business by providing solutions for customers in the power generation and oil and gas markets. Rotating compression and control equipment is widely used in the oil and gas industry worldwide - both on and offshore - for natural gas gathering, processing, storage and transmission.

NOTE TO EDITORS

Rolls-Royce plc is a global company meeting present and future requirements of civil aerospace, defence, marine and energy markets, with facilities in 14 countries. Its core gas turbine technology has created one of the broadest product ranges of aero engines in the world, with 55,000 engines in service with 300 airlines, 2,400 corporate and utility operators and more than 100 armed forces, powering both fixed and rotary wing aircraft. In addition, more than 30 navies use Rolls-Royce propulsion. Energy markets include the oil and gas industry and power generation.

Rolls-Royce, the pioneer of gas turbine technology for aerospace, power generation and marine propulsion, is today involved in the major future programs in these fields, including the Trent aero and industrial engines, combat engines for the Eurofighter Typhoon and Joint Strike Fighter, and the WR21 marine engine.
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FOR FURTHER INFORMATION PLEASE CONTACT

IAN CAMERON
Communications Manager
Rolls-Royce plc
Tel: +44 1332 248906
Fax: +44 1332 248972
e-mail: ian.cameron@rolls-royce.com

BILL O'SULLIVAN
Communications Manager
Rolls-Royce North America
Tel: (703) 834-1700 ext. 6005
Fax: (703) 709-6087
e-mail: bo'sullivan@rolls-roycena.com

CHRIS SPRINGHAM
Director-Media Relations
Rolls-Royce plc
Tel: +44 171 227 9289
Fax: +44 171 227 9178

ROBERT N. BAUGNIET
VP Corporate Communications
Rolls-Royce North America
Tel: (703) 823-1700 ext. 6002
Fax: (703) 709-6087
Rolls-Royce website: www.rolls-royce.com